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                                                                       EXHIBIT 4

                       NEW ENERGY CORPORATION OF INDIANA
                            3201 WEST CALVERT STREET
                           SOUTH BEND, INDIANA 46613

                                October 28, 1997

Dear Limited Partner:

     You are cordially invited to attend a Special Meeting of Limited Partners (the "Special Meeting") of New Energy Company of Indiana Limited Partnership, an Indiana limited partnership (the "Company"), to be held on December 3, 1997, at 11:00 a.m. local time, at Century Center - Recital Hall, 120 South Saint Joseph Street, South Bend, Indiana 46601.

     At this meeting, you will be asked to consider and vote upon the question of the approval of the sale of all the assets and business of the Company pursuant to an Asset Purchase Agreement (the "Agreement") dated as of July 1, 1997, by and between the Company and Corn Energy, Inc. (the "Purchaser") and the subsequent liquidation of the Company in accordance with the Amended and Restated Limited Partnership Agreement of the Company and an Agreement and Plan of Complete Liquidation dated July 1, 1997, between the Company and New Energy Corporation of Indiana, an Indiana corporation (the "Corporation"), the Company's sole general partner. The sale of the business and assets and the subsequent liquidation of the Company, and the other transactions contemplated by the Agreement, are hereinafter referred to as the "Transaction."

     The Notice of the Special Meeting, the Corporation's proxy statement (the "Proxy Statement") and form of Proxy accompany this letter. The matters listed in the Notice of the Special Meeting are described in detail in the Proxy Statement. All statements made herein are qualified in their entirety by reference to the Proxy Statement, and you should review the Proxy Statement carefully before executing your Proxy.

     THE DIRECTORS OF THE CORPORATION, THE SOLE GENERAL PARTNER OF THE COMPANY, HAVE FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE TRANSACTION AND HAVE DETERMINED THAT THE TRANSACTION, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE LIMITED PARTNERS.

     As more fully described in the Proxy Statement, the Board of Directors of the Corporation has concluded that it is in the best interest of the Limited Partners that the business of the Company be sold at this time. The Company is highly leveraged, and due to its capital structure it does not have the flexibility needed to raise additional capital. The Company is in need of additional capital to assure its supply of corn, to meet environmental requirements and to meet other emergencies that it may face in the future. There is no assurance that the Company will be able to repay or refinance its existing indebtedness as it comes due. In the event of an uncured default by the Company under its senior indebtedness, it is possible that the existing equity interests of the Limited Partners would be extinguished. The continued availability of the ethanol tax subsidies on which the Company relies heavily is not assured. There is no market for the Limited Partner Units, and the Limited Partners no longer enjoy the tax benefits previously available through the partnership structure. Finally, the business of the Company is subject to various other uncertainties. As a result of these and other factors, Limited Partners cannot expect any distributions with respect to their Limited Partner Units for the foreseeable future unless the business is sold.


     It is estimated that the Transaction will result in a distribution of approximately $400 per Qualified Limited Partner Unit (as defined in the Proxy Statement).


     Based upon the opinion of Duff & Phelps LLC, the Corporation's Board of Directors believes that the terms of the Transaction are fair to the Limited Partners from a financial point of view.

     The Transaction will not be consummated unless the Transaction is approved by the vote of Limited Partners entitled to vote, who own more than fifty percent (50%) of the distributive share of profits and losses of the Limited Partnership owned by all Limited Partners other than the Special Limited Partner, Corporation, Corporation Affiliates and Corporation Assigns (each as defined in the Proxy Statement).
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     THE VOTE OF EACH LIMITED PARTNER IS IMPORTANT. MAILING YOUR PROXY WILL NOT
PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, IF YOU WISH TO DO SO. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY. YOUR COOPERATION WILL BE GREATLY APPRECIATED. IF YOU HAVE QUESTIONS REGARDING THE FOREGOING, PLEASE FEEL FREE TO CONTACT MICHELE VERHOEVEN AT 3201 WEST CALVERT STREET, P.O. BOX 2289, SOUTH BEND, INDIANA 46680-2289 OR BY TELEPHONE AT 1(800) 526-8947 OR (219) 233-3116.

                                          Sincerely,

                                          NEW ENERGY CORPORATION OF INDIANA,
                                          General Partner